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Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C-1742
Contacts: Media - Greg Guest (404) 652-4739 Robin Keegan (404) 652-4713 Investors - Richard Good (404) 652-4720

Date: May 7, 2002

GEORGIA-PACIFIC SHAREHOLDERS RE-ELECT DIRECTORS;
BOARD OF DIRECTORS ELECTS THOMAS TO BOARD,
DECLARES QUARTERLY DIVIDENDS

AUGUSTA, Ga. -- Georgia-Pacific Corp. (NYSE: GP) shareholders at their annual meeting here today re-elected four directors to new terms.

          Directors re-elected to serve through 2005 were James S. Balloun, chairman, chief executive officer and president of Acuity Brands, Inc., Atlanta; Worley H. Clark, Jr., president of W.H. Clark Associates, Ltd., Chicago; A. D. "Pete" Correll, chairman, president and chief executive officer of Georgia-Pacific Corp., Atlanta; and John D. Zeglis, chairman and chief executive officer, AT&T Wireless Services, Basking Ridge, N.J.

          The company's board of directors, meeting earlier in the day, named Lee M. Thomas to the board. Thomas, 57, who recently was named president of the company's building products business, served as executive vice president -- consumer products from 2000, when Georgia-Pacific announced the acquisition of Fort James.

          Thomas joined Georgia-Pacific in 1993 as senior vice president -- environmental and government affairs. He became senior vice president -- paper in 1995, and was later promoted to executive vice president -- paper and chemicals in 1997, with responsibility for the company's tissue, communication papers and chemicals businesses and, subsequently, the Unisource business.

          The board also elected James E. Moylan Jr. as executive vice president and chief financial officer -- building products and distribution, effective June 17. Moylan recently served as senior vice president and chief financial officer at SCI Systems in Huntsville, Ala.

          Prior to working with SCI, Moylan was with Sonat Inc. in Birmingham, Ala., where he was employed for more than 20 years in various financial and management roles including vice president and controller, president of the company's Southern National Gas unit and finally senior vice president and chief financial officer. Earlier in his career, he worked with Westinghouse Electric Company as an industrial engineer.

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Moylan holds a master's degree in business administration from Harvard Business School and a bachelor of science degree from the Georgia Institute of Technology.

          In other action, the board also declared a regular quarterly dividend of 12.5 cents per share on the corporation's common stock. The dividend is payable May 28, 2002, to shareholders of record May 17, 2002.

          During the annual meeting, shareholders also voted against a shareholder proposal regarding the adoption of environmental principles developed by the Coalition for Environmentally Responsible Economies (CERES). Georgia-Pacific already operates under a comprehensive set of environmental and safety principles that reflects the company's commitment to environmental stewardship and safe workplaces.

          Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers and distributors of tissue, packaging, paper, building products, pulp and related chemicals. With annual sales of more than $25 billion, the company has 600 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri®, Green Forest® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific's building products distribution segment has long been among the nation's leading wholesale suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. In addition, Georgia-Pacific's Unisource Worldwide subsidiary is one of the largest distributors of packaging systems, printing and imaging papers and maintenance supplies in North America.

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